Exhibit 6.5

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

2700 ANDERSON, LLC

as Seller,

and

BRIX REIT, INC.

as Buyer

for

THE STARBUCKS LOCATED AT 2700 ANDERSON AVE., MANHATTAN, KS 66502

Dated:  August 20, 2019

Manhattan, KS

Starbucks

Exhibits

Exhibit A	Description of Land
Exhibit B-1	Special Warranty Deed
Exhibit B-2	Assignment and Assumption of Lease
Exhibit B-3	Tenant Notice
Exhibit B-4	Bill of Sale
Exhibit B-5	General Assignment
Exhibit C	Tenant Estoppel Certificate
Exhibit D	Seller’s Property Information

Schedules

Schedule 1.3	List of Contracts
Schedule 1.4	List of Personal Property
Schedule 6.1.3	Lease Exceptions
Schedule 6.1.5	List of Pending Litigation

PURCHASE AND SALE AGREEMENT

(Starbucks, 2700 Anderson Ave., Manhattan, KS)

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) dated for reference purposes only as of August 20, 2019, is by and between 2700 ANDERSON, LLC, a Kansas limited liability company (“Seller”), and BRIX REIT, INC., a Maryland corporation (“Buyer”) and is made based on following facts intentions and understandings:

A.       Seller owns an approximately 2,100 square foot single tenant commercial building located at 2700 Anderson Ave. in the City of Manhattan, Riley County (the “County”), Kansas 66502 and related site improvements, including without limitation, fixtures, structures, fences and parking areas (together with the building, the “Improvements”) located on certain land owned by Seller as more particularly described on attached Exhibit A (the “Land,” and together with the Improvements are referred to as the “Real Property”).

B.       Seller is a party to that certain Commercial Lease dated December 6, 2017 with Starbucks Corporation, a Washington corporation (“Tenant”), as amended by that certain First Amendment to Commercial Lease dated January 4, 2018 and by that certain Second Amendment to Commercial Lease dated October 23, 2018 (together with all amendments thereto, the “Lease”) under which Tenant is leasing the Real Property.

C.       Seller desires to sell and Buyer desires to acquire the Property (as defined below) on the terms and provisions set forth below with the “Effective Date” of this Agreement being the date the Title Company is in receipt of a fully executed copy of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer (individually, a “Party” and together the “Parties”) agree as follows:

1.                  AGREEMENT OF PURCHASE AND SALE. Seller hereby agrees to sell and convey and Buyer agrees to purchase on such terms and conditions as are hereinafter set forth, all of the following property (collectively, the “Property”):

1.1              Real Property. Fee simple title in and to the Real Property, together with all covenants, easements, rights-of-way, rights, privileges and other tenements, appurtenances and hereditaments appertaining thereto, including, without limitation, all of Seller’s right, title and interest (if any) in and to (a) any strips or gores adjoining or adjacent to the Land, (b) the streets and roads adjoining or adjacent to the Land to the center line thereof, (c) all mineral, water and irrigation rights, if any, running with or otherwise pertaining to the Land, and (d) any award made or to be made or settlement in lieu thereof for the Property by reason of condemnation, eminent domain or exercise of police power;

1.2              Lease. The interest of Seller, as landlord, under the Lease;

1.3              Contracts. Those certain transferable and assignable contracts and warranties listed on attached Schedule 1.3 designated by Buyer for assignment;

1.4              Personal Property. All fixtures, equipment, machinery, furniture, artwork, systems, carpeting, draperies, appliances and other tangible items of personal property owned by Seller both now and as of the Closing Date and presently affixed, attached to, placed or situated upon the Property and used in connection with the ownership, operation, maintenance and occupancy of the Property, including HVAC systems, plumbing systems and electrical wiring (excluding any items of personal property leased to Seller or otherwise owned by third parties), but specifically including, without limitations, those items set forth on Schedule 1.4 (collectively, the "Personal Property"); and

1.5              Intangible Property. Seller’s right, title and interest in and to all intangible personal property, if any, owned by Seller now or through the Closing Date (as defined below) and which directly relate to the Real Property and to the Personal Property, which Seller may assign without obtaining the consent of any third parties, including but not limited to: all of the names under which the Real Property is being operated, the plans and specifications for the Improvements and all architectural and engineering studies, reports, drawings and prints relating to the Improvements (collectively, the “Plans”), all warranties and guarantees relating to the Real Property, the Improvements and the Personal Property, all licenses, permits, entitlements, approvals, and other written authorization necessary for the zoning, land use, operating, ownership, construction and maintenance of the Real Property (collectively “Governmental Approvals”) and all copyrights, logos, designs, trademarks and services marks, if any (together with the Plans and Governmental Approvals, the “Intangible Property”). If requested by Buyer in writing, Seller agrees to request consent from the other party to any such Intangible Property where consent is required prior to delivery to Buyer.

2.                  THE PURCHASE PRICE.

2.1              The Purchase Price. The purchase price (the “Purchase Price”) for the Property is One Million Eight Hundred Seventeen Thousand One Hundred Twenty-Eight Dollars ($1,817,128.00).

2.2              Payment of Purchase Price. The Purchase Price shall be paid as follows:

2.2.1.      Deposit. One Hundred Thousand Dollars ($100,000.00), and any interest earned on such amount(s), the “Deposit,” shall be paid by Buyer to Chicago Title Insurance Company, 6700 College Blvd., Suite 300, Overland Park, KS (“Title Company”) within forty-eight (48) hours after the Effective Date. The Deposit shall be held in escrow by the Title Company to be disbursed as provided herein. If this Agreement terminates as provided under Section 3.3, then the Deposit shall be returned to Buyer. After the expiration of the Inspection Period (hereinafter defined in Section 3.1 below), the Deposit shall be non-refundable except as expressly provided in Sections 4.2.2, 4.3, 8.1, 12 and 13.2. If the purchase and sale of the Property is consummated in accordance with the terms and provisions of this Agreement, then the Deposit shall be applied fully to the Purchase Price at Closing and transferred to an account or accounts designated in writing by Seller.

2.2.2.      Payment of Balance of Purchase Price. The balance of the Purchase Price after deducting the Deposit shall be paid at the Closing plus or minus prorations and adjustments to be made pursuant to this Agreement, paid in good immediately available United States funds by wire transfer to a bank account or accounts to be designated in writing by the Title Company prior to the Closing.

2.3              Independent Consideration. Notwithstanding anything in this Agreement to the contrary, a portion of the Deposit in the amount of $100.00 shall be non-refundable and shall be distributed to Seller at Closing or other termination of this Agreement as full payment and independent consideration for Seller’s performance under this Agreement and for the rights granted to Buyer hereunder (the “Independent Consideration”). Such Independent Consideration shall be deducted from any refund or delivery of the Deposit to Buyer pursuant to this Agreement and shall simultaneously be distributed to Seller.

3.                  INSPECTION PERIOD.

3.1              Buyer’s Inspection. Buyer will have until 5:00 p.m. (Pacific time zone) on the thirtieth (30th) day after the Effective Date (the “Inspection Period”), to perform physical inspections and other due diligence and to decide, in Buyer’s sole discretion, whether the Property is satisfactory. Seller shall, within three (3) business days of the Effective Date, deliver all the materials described on Exhibit D hereto to the extent currently existing, in the possession of Seller and pertaining to the Property (the “Seller’s Property Information”). Seller shall have an ongoing obligation during the pendency of this Agreement to provide Buyer with (i) any document or instrument described in Exhibit D which is created or modified in any material respect after the commencement of the Inspection Period and which materially affects the Property, and (ii) any other third-party document in the possession of Seller pertaining to the Property which is reasonably requested by Buyer (excluding confidential, proprietary and privileged documents and excluding correspondence, other than written notices received or sent by Buyer and written correspondence with Tenant (but not emails)) within two (2) business days of the creation of such document or instrument. All due diligence costs (except as otherwise specifically provided for herein including, without limitation, the Title Commitment, as defined below) including, without limitation, all costs of building and site inspections, engineering, environmental and/or other reports or inspections undertaken by Buyer, shall be paid for by Buyer. During the Inspection Period, Buyer shall further have the right to conduct Tenant interviews (whether in person or telephonically, at Buyer's election), upon reasonable prior notice to Seller, and provided Seller shall have a right to have an agent present during such interviews.

3.2              Buyer’s Entry on Property. During the Inspection Period, Seller, upon at least 48 hours’ prior notice, will provide Buyer or its designated representatives reasonable access to the Property at reasonable times to conduct, at Buyer’s sole cost and expense, its due diligence with respect to the Property; provided that, (i) such access shall be coordinated with a representative of Seller and, at Seller’s election, may be accompanied by a representative of Seller, (ii) any entry into Tenant’s space shall be subject to the terms of such Tenant’s Lease, (iii) Buyer shall indemnify, defend and hold Seller harmless from and against all claims for costs, expenses, losses, damages and/or liabilities (collectively “Claims”) asserted against Seller arising from Buyer’s due diligence activities on or about the Property, excluding from the foregoing indemnity any Claims relating to pre-existing conditions and/or the negligence or willful misconduct of Seller or any of Seller’s agents or representatives, (iv) Buyer shall promptly repair any damage resulting from any such activities and restore the Property to its condition prior to such activities in the event Buyer terminates this Agreement as provided below, (v) Buyer shall fully comply with all applicable laws, ordinances, rules and regulations (collectively, the “Legal Requirements”) in connection with its due diligence activities upon the Property, (vi) Buyer shall not permit any inspections, investigations or other due diligence activities to result in any liens, judgments or other encumbrances being filed against the Property and shall, at its sole cost and expense, as promptly as possible but in no event more than thirty (30) days, discharge of record any such liens or encumbrances that are so filed or recorded, and (vii) Buyer shall not permit any borings, drillings or samplings to be done on or at the Property without the prior written consent of Seller which may be withheld in Seller’s good faith reasonable discretion. Buyer’s liabilities under this Section shall survive the Closing or earlier termination of this Agreement.

3.3              Buyer’s Approval Notice. On or before the expiration of the Inspection Period, Buyer shall have the right in its sole and absolute discretion to approve the purchase of the Property under the terms of this Agreement by delivering written of approval (the “Approval Notice”) to Seller. Buyer’s delivery of a conditional approval shall not be deemed an Approval Notice. If such Approval Notice is not timely given then Buyer shall be deemed to have terminated this Agreement, in which event (a) this Agreement shall be deemed terminated under this Section 3.3, (b) Buyer shall receive a full return of the Deposit minus the Independent Consideration, and (c) except for obligations that this Agreement expressly states survive termination, neither party shall have any further rights against the other hereunder. If the Approval Notice is timely given then the parties shall proceed with this transaction and the Deposit shall be deemed non-refundable except as provided in Section 2.2.1 above.

4.                  TITLE.

4.1              Delivery of Title. At the Closing, Seller shall deliver to Buyer and Buyer shall accept good, marketable and insurable fee simple title to the Real Property subject to the exceptions set forth in the Deed, including the Lease.

4.2              Buyer’s Approval of Title.

4.2.1.      Within three (3) business days after the Effective Date, Title Company shall issue to Buyer a title insurance commitment (“Title Commitment”) together with copies of all documents of record which are listed as exceptions in the Title Commitment (collectively, the “Title Materials”). Buyer, at Buyer’s sole cost and expense, may obtain a new survey of the Property or an update to an existing survey of the Property, which new survey or updated survey shall be certified to Seller, the Title Company, Buyer and, if applicable, Buyer’s lender (“Survey”). No later than 5:00 p.m. (Pacific time zone) on the tenth (10th) business day after Buyer’s receipt of the last of the Title Materials but in no event later than expiration of the Inspection Period (“Title Review Period”), Buyer shall furnish Seller with a written statement of objections, if any, to title to the Property (“Objections”). If the Survey or an update or endorsement to the Title Commitment delivered to Buyer or a revision to the Survey (“Title/Survey Update”) discloses a title or Survey matter that was not fully disclosed in the Title Commitment, on the Survey or in a previous Title/Survey Update, Buyer may deliver to Seller, within five (5) days following Buyer’s receipt of the Title/Survey Update (“Title/Survey Update Review Period”) a written Objection to such defect first disclosed on the Title/Survey Update accompanied by a copy of the Title/Survey Update. Buyer shall be deemed to have agreed to accept title subject to all matters reflected in the Title Commitment and any Title/Survey Update and to the state of facts shown on the Survey, other than Objections that have been timely given and provided that, in no event shall Buyer be deemed to have agreed to accept title subject to (i) monetary liens, encumbrances or security interests against the Property created by or through the voluntary acts of Seller, (ii) encumbrances that have been voluntarily placed against the Property by Seller after the Effective Date without Buyer’s prior written consent and that will not otherwise be satisfied on or before the Closing or (iii) standard, pre-printed exceptions that can be removed from the Title Commitment by Seller’s delivery of a customary owner’s title affidavit, estoppel or gap indemnity (provided that such affidavit and/or estoppel shall make reference to the Lease as an encumbrance) (all of the foregoing hereinafter collectively referred to as the “Seller’s Required Removal Items”). All title matters and exceptions set forth in the Title Commitment, including without limitation, the Lease, and any Title/Survey Update and the state of facts shown on the Survey which are not Objections, or which are thereafter deemed to be accepted or waived by Buyer as hereinafter provided, other than the Seller’s Required Removal Items, are hereafter referred to as the “Permitted Exceptions.”

4.2.2.      If Buyer notifies Seller in writing within the Title Review Period or the Title/Survey Update Review Period, as applicable, of Objections, then within three (3) business days after Seller’s receipt of Buyer’s written notice, Seller shall notify Buyer in writing (“Seller’s Title Response Notice”) of the Objections which Seller agrees to satisfy at or prior to the Closing, at Seller’s sole cost and expense, and of the Objections that Seller cannot or will not satisfy. Seller shall have no obligation to cure any Objections other than Seller’s Required Removal Items, which Seller shall be obligated to remove. Failure by Seller to respond to Buyer by the expiration of said three (3) business day response period shall be deemed as Seller’s election not to cure the Objections delivered by Buyer to Seller. If Seller chooses not to satisfy all or any of the Objections that Seller is not obligated to satisfy, Seller shall notify Buyer thereof within the allowed three (3) business day period, in which event Buyer shall have the option to be exercised before the expiration of the Inspection Period of either (i) terminating this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof or (ii) electing to consummate the purchase of the Property, in which case Buyer shall be deemed to have waived such Objections and such Objections shall become “Permitted Exceptions” for all purposes hereunder. Failure by Buyer to respond to Seller before expiration of the Inspection Period shall be deemed its election to waive the applicable Objection(s), which shall become “Permitted Exceptions”. If, at or prior to the Closing, Seller is unable or unwilling to satisfy any Objections that Seller has agreed to satisfy in Seller’s Title Response Notice, Buyer shall have the option, at Buyer’s sole discretion and without limiting any other right or remedy of Buyer, (i) to adjourn the Closing Date to allow Seller additional time to satisfy such Objections not to exceed an additional thirty (30) days, (ii) to terminate this Agreement by giving written notice of termination to Seller, whereupon the rights of the parties shall be as set forth in Section 3.3 hereof, or (iii) to close this transaction in accordance with the terms and provisions hereof and accepting title in its then existing condition with all matters set forth in the Title Commitment or on the Survey (other than Seller’s Required Removal Items and Objections that Seller has cured) being deemed to be Permitted Exceptions.

4.3              Title Policy. It is a condition to Buyer’s obligation to close that the Title Company shall issue a 2006 ALTA Owners Policy of Title Insurance to Buyer in the amount of the Purchase Price, insuring that Buyer has good and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions (the “Title Policy”).

5.                  “AS IS” SALE. BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT BUYER HAS OR WILL HAVE, PRIOR TO THE END OF THE INSPECTION PERIOD, INSPECTED THE PROPERTY TO THE EXTENT DEEMED NECESSARY BY THE BUYER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROPERTY. BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT BUYER IS RELYING SOLELY UPON ITS INSPECTION AND EVALUATION OF THE PROPERTY AND THAT BUYER IS PURCHASING THE PROPERTY ON AN "AS IS", "WHERE IS" AND "WITH ALL FAULTS" BASIS, WITHOUT REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND IN THE DEED OR OTHER DOCUMENTS EXECUTED BY SELLER AND DELIVERED TO BUYER IN CONNECTION WITH THE CLOSING (“CLOSING DOCUMENTS”). PROVIDED, HOWEVER, NOTHING CONTAINED IN THIS SECTION 5 SHALL LIMIT THE WARRANTIES SET FORTH IN THE DEED OR OTHER CLOSING DOCUMENTS. BUYER HEREBY WAIVES AND RELINQUISHES ALL RIGHTS AND PRIVILEGES ARISING OUT OF, OR WITH RESPECT OR IN RELATION TO, ANY REPRESENTATIONS AND WARRANTIES (OTHER THAN THE REPRESENTATIONS SET FORTH HEREIN AND IN THE CLOSING DOCUMENTS), WHETHER EXPRESS OR IMPLIED, WHICH MAY HAVE BEEN MADE OR GIVEN, OR WHICH MAY BE DEEMED TO HAVE BEEN MADE OR GIVEN, BY SELLER. IN ADDITION, BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT SELLER IS NOT REPRESENTING OR WARRANTING THAT ANYTHING CAN BE ACCOMPLISHED THROUGH BUYER'S OR SELLER'S EFFORTS REGARDING THE PLANNING, PLATTING OR ZONING PROCESS, IF ANY, OR ANY OTHER GOVERNMENTAL OR MUNICIPAL AUTHORITIES, BOARDS OR ENTITIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXCLUDED FROM THE TRANSACTION CONTEMPLATED HEREBY, AS ARE ANY WARRANTIES ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE, AND THAT EXCEPT AS OTHER PROVIDED IN THIS AGREEMENT OR IN ANY CLOSING DOCUMENTS, SELLER HAS NOT WARRANTED, AND DOES NOT HEREBY WARRANT THAT THE PROPERTY OR THE PROPERTY NOW OR IN THE FUTURE WILL MEET OR COMPLY WITH THE REQUIREMENTS OF ANY HEALTH, ENVIRONMENTAL OR SAFETY CODE OR REGULATION OF THE STATE, THE COUNTY OR THE CITY, OR ANY OTHER AUTHORITY OR JURISDICTION.

The provision of this Section 5 shall survive the Closing and conveyance of title to the Property.

6.                  REPRESENTATIONS AND WARRANTIES.

6.1              Seller’s Representations and Warranties. Seller hereby represents and warrants to Buyer as of the Effective Date and, subject to any modifications as provided below, as of the Closing as follows:

6.1.1.      Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Kansas, and is entitled to and has all requisite power and authority to own and operate its assets as they are presently owned and operated, to enter into this Agreement and to carry out the transactions contemplated hereby.

6.1.2.      The execution of this Agreement by Seller, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Seller, have been or will be duly authorized by all requisite action on the part of Seller and this Agreement has been and all documents to be delivered by Seller pursuant to this Agreement, will be, duly executed and delivered by Seller and is or will be, as the case may be, binding upon and enforceable against Seller in accordance with their respective terms.

6.1.3.      Except for the Lease, to Seller’s knowledge, there is no lease or other tenancies for any space in the Property. Seller has delivered (or will promptly deliver after request by Buyer), true, correct, complete and legible copies of the Lease (including all applicable guarantees, amendments, letter agreements, addenda and/or assignments thereof in Seller’s possession) and subleases, if any, in Seller’s possession, and any other agreements between Seller (or any affiliate of Seller) and Tenant (or any affiliate of Tenant) applicable to the Property.

Except as expressly set forth on the Lease Exceptions attached as Schedule 6.1.3:

(a)               Seller has not received from Tenant any written claim nor, to Seller’s actual knowledge, has Tenant made any claim, whether or not in writing: (i) that Seller has defaulted in performing any of its obligations under the Lease which has not heretofore been cured, (ii) that any condition exists which with the passage of time or giving of notice, or both, would constitute any such default, (iii) that Tenant is entitled to any reduction in, refund of, or counterclaim, offset, allowance, credit, rebate, concession or deduction against, or is otherwise disputing, any rents or other charges paid, payable or to become payable by Tenant, including but not limited to CAM and other similar charges, or (iv) that Tenant is entitled to cancel its Lease or to be relieved of its operating covenants thereunder. Tenant has not given Seller any written notice of its intention to terminate its Lease or requesting a reduction or abatement of rent or requesting consent to assign or terminate its Lease;

(b)               to Seller’s knowledge, the Tenant has not (1) filed a petition in bankruptcy in any federal or state court, (2) been the subject of a bankruptcy petition filed in any federal or state court that has not been dismissed or (3) has made an assignment for the benefit of creditors of all or a substantial portion of its assets;

(c)               Seller has the sole right to collect rent under the Lease and such right has not been assigned, pledged, hypothecated, or otherwise encumbered in any manner that will survive the Closing; and,

(d)               except for any security deposits as shown in the Lease, there are no security deposits that have been deposited with Seller or otherwise chargeable to Seller’s account by any party under the Lease.

6.1.4.      Attached hereto as Schedule 1.3 is a list of all Contracts. All amounts due and payable under the Contracts have been paid and Seller has not received written notice of default under any of the Contracts nor, to Seller’s knowledge, are any parties in default under any of the Contracts.

6.1.5.      To Seller’s knowledge, there are no actions, suits or other proceedings by any person, firm, corporation, Tenant or by any Governmental Authority now pending or, to Seller’s knowledge, threatened against or affecting the Property or any part thereof, except those which are described on Schedule 6.1.5 nor, to Seller’s knowledge, are there any investigations pending or threatened against or affecting the Property by any Governmental Authority, except those which are described on Schedule 6.1.5.

6.1.6.      Seller has no knowledge of any pending or threatened (a) eminent domain proceedings affecting the Property, in whole or in part, or (b) action or proceeding to change road patterns or grades which would affect ingress to or egress from the Property. Seller has not and will not, without the prior written consent of Buyer, take any action before any Governmental Authority, the object of which would be to change the present zoning of or other land use limitations, upon the Property, or any portion thereof, or its potential use, and, to Seller’s knowledge, there are no pending proceedings, the object of which would be to change the present zoning or other land use limitations.

6.1.7        All “rent tax” or similar taxes, however denominated, owed by Seller and assessed upon or with respect to the rents and revenues paid to Seller by Tenant have been fully and timely paid by Seller to the appropriate governmental authorities.

6.1.8        To the best of Seller’s knowledge, Seller is not a person or entity with whom Seller is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any related statute, Executive Order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other similar governmental action.

6.1.9        Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code.

6.1.10    With the exception of this Agreement, Seller has not granted any option agreements or rights of first refusal with respect to the purchase of the Property or any other unexpired rights in favor of third persons to purchase or otherwise acquire all or any part of the Property.

6.1.11    There is no agreement to which Seller is a party or, to Seller’s knowledge, which is binding on Seller which is in conflict with this Agreement. To Seller’s knowledge, there is no action or proceeding pending or threatened against Seller or the Property which impairs Seller’s ability to execute or perform its obligations under this Agreement.

6.1.12    To Seller’s knowledge the documents which are part of Seller’s Property Information which were delivered or made available by Seller for Buyer’s review are true and correct in all material respects and are complete copies of the versions of such documents in Seller’s possession.

As used in this Agreement, the term “Seller’s knowledge” means the current actual knowledge of Brandon Haverty, as a representative of Seller, without independent investigation by such individual, and subject to any matters delivered to Buyer as part of Seller’s Property Information, matters disclosed in the Title Matters and matters disclosed in any Survey obtained by Buyer. Seller represents and warrants that Brandon Haverty is the person within Seller’s organization having (i) direct responsibility for the management of the Property and (ii) the most comprehensive knowledge of the matters set forth in this Section 6.1. Brandon Haverty is acting for and on behalf of Seller and in a capacity as a representative of Seller and is in no manner expressly or impliedly making any representations or warranties in an individual capacity.

6.2              Buyer’s Representations and Warranties. Buyer hereby warrants and represents to Seller as of the Effective Date and as of the Closing as follows:

6.2.1    Buyer is and will continue at all times to be until the Closing an entity, duly and validly existing in the state of its formation.

6.2.2    The execution of this Agreement by Buyer, the consummation of the transactions herein contemplated, and the execution and delivery of all documents to be executed and delivered by Buyer, have been or will be, prior to the Closing, duly authorized by all requisite action on the part of Buyer and this Agreement has been, and all documents to be delivered by Buyer pursuant to this Agreement, will be, duly executed and delivered by Buyer and is or will be, as the case may be, binding upon and enforceable against Buyer in accordance with their respective terms;

6.2.3    Neither the execution of this Agreement nor the carrying out by Buyer of the transactions contemplated herein will result in any violation of or be in conflict with the instruments pursuant to which Buyer was organized and/or operates, or any applicable law, rule or regulation of any Governmental Authority, or of any instrument or agreement to which Buyer is a party and no consent or approval of any third party is required for the execution of this Agreement by Buyer or the carrying out by Buyer of the transactions contemplated herein.

6.3              Survival. The representations and warranties set forth in Section 6.1 and Section 6.2 hereof shall survive the Closing, provided however, that any claim for a violation or alleged violation thereof shall be asserted within nine (9) months following the Closing in a written notice giving reasonable details of the claims and, if not so asserted within such time, there shall be no further liability with respect thereto. The provisions of the preceding sentence shall survive the Closing.

7.                  OPERATION OF PROPERTY BEFORE CLOSING.

7.1              From the Effective Date until the Closing or sooner termination of this Agreement, Seller covenants as follows: (a) to the extent of Seller’s obligations under the Lease, Seller shall continue to operate the Property in the manner in which Seller presently operates the Property; (b) Seller will maintain Seller’s existing insurance covering the Property or if any of such policies is expiring such policies shall be replaced with new policies containing the same coverage; (c) Seller shall not place any mortgage or any other encumbrance, easement, covenant, condition, right-of-way or restriction on the Property, amend or modify any such instrument, or voluntarily take any other action that materially and adversely affects title to the Property as same exists on the Effective Date unless and only to the extent required by the Lease; (d) Seller will give prompt written notice (in no event later than five (5) business days after Seller receives actual notice of any incident of fire or other casualty, provided however, if such five (5) business day period expires on or after the Closing, then Seller shall deliver said notice to Buyer at least one (1) business day after Seller receives actual notice of such event) to Buyer of any fire or other casualty affecting the Property after the Effective Date; (e) Seller will deliver to Buyer, promptly after receipt by Seller, a copy of (i) all current written default and other material written notices to and from Tenant; (ii) all current written default and other material written notices from the service providers under any Contracts; and (iii) all written notices of any violations issued to Seller by any Governmental Authority with respect to the Property before the Closing Date (“Existing Violations”) and any other material written notices received from any Governmental Authority with respect to the Property; (f) Seller shall maintain in full force and effect the existing Governmental Approvals held or maintained by Seller and timely apply for renewals of all such Governmental Approvals which will expire before the Closing; (g) Seller shall not amend, modify or become a party to any new Contract unless the Contract is terminable within thirty (30) days after the Closing of the Property and such termination can occur without penalty or other cost to Buyer; (h) Seller shall not amend or modify the Lease; (i) Seller will not apply any security deposit held by Seller under the Lease; (j) Seller shall perform its obligations under the Lease and Contracts; (k) except required by the Lease or Seller’s lender, Seller shall not settle any condemnation claim or insurance casualty claim without Buyer’s prior written consent not to be unreasonably withheld or delayed; and (l) Seller shall immediately notify Buyer if Seller receives actual notice or knowledge of any information that would result in a misrepresentation under Section 6.1 above. If Seller is unable or unwilling to cure any Existing Violation at or before the Closing, Seller shall so notify Buyer in writing, and Buyer shall thereafter have the right to terminate this Agreement by written notice to Seller. If Buyer so terminates this Agreement, Buyer shall receive the return of its Deposit.

7.2              Seller covenants on or prior to the Closing to pay or satisfy all commissions or referral fees owed by Seller with respect to the Lease.

7.3              From the Effective Date until the Closing or sooner termination of this Agreement, Seller agrees that neither Seller nor any agent, partner or subsidiary or affiliate of Seller shall be permitted to accept or entertain offers, negotiate, solicit interest or otherwise enter into discussions involving the sale, joint venture, financing, disposition or other transaction involving the Property.

8.                  CONDITIONS PRECEDENT TO CLOSE.

8.1              Condition Precedent to Buyer Closing. The obligations of Buyer to consummate the transactions contemplated herein shall be subject to the fulfillment of the following conditions (“Buyer’s Conditions”), any of which may be waived in writing by Buyer in its sole and absolute discretion:

8.1.1.      Buyer’s delivery of the Approval Notice to Seller and Title Company before the end of the Inspection Period as provided in Section 3.3 above.

8.1.2.      The representations and warranties of Seller made herein shall be true and correct in all material respects.

8.1.3.      Seller shall have performed all covenants and agreements made herein and Seller shall have delivered to the Title Company all the closing documents required pursuant to Section 9.2 hereof.

8.1.4.      Buyer’s receipt of the an estoppel certificate from the Tenant pursuant to the Lease substantially in the form attached hereto as Exhibit C which form may be modified by Buyer during its Inspection Period, unless Tenant elects to deliver its form of estoppel certificate as permitted under the Lease (collectively, the “Tenant Estoppel Certificate”) evidencing that there are no defaults by either landlord or tenant under the Lease, that there has been no amendment of the Lease other than as reflected in the Lease delivered to Buyer, as well as other items inserted by Tenant in the Tenant Estoppel Certificate which shall be subject to Buyer’s reasonable approval. Seller shall request and use its good faith efforts to obtain from Tenant the Tenant Estoppel Certificate at least five (5) days before the anticipated Closing Date.

8.1.6        An unconditional and irrevocable agreement by the Title Company to issue the Title Policy.

If any of the Buyer’s Conditions shall not be satisfied or waived in writing as of the Closing Date, Buyer shall have the right at Buyer’s sole discretion and without limiting any other right or remedy of Buyer, (i) to adjourn the Closing Date to allow Seller additional time to satisfy Buyer’s Conditions for a period of not to exceed an additional thirty (30) days, or (ii) provided that Buyer is not in default under this Agreement, to terminate this Agreement by giving written notice to Seller in which event Buyer shall receive a return of the Deposit and, if Seller is in default hereunder, Buyer’s Pursuit Costs under Section 13.2 hereof, whereupon neither party shall have any further rights or obligations hereunder except for any provisions of this Agreement that expressly survive termination.

If requested by Buyer, Seller shall request a subordination, non-disturbance and attornment agreements (“SNDAs”) from the Tenant pursuant to the Lease in the controlling form of such Lease, or if there is no such controlling form, in a commercially reasonable form as requested by Buyer; provided, however, that receipt of such SNDA shall not be a condition to closing.

8.2              Conditions Precedent to Seller Closing.

8.2.1        The representations and warranties of Buyer made herein shall be true and correct in all material respects, Buyer shall have performed all covenants and agreements made herein and Buyer shall have delivered to the Title Company all the closing documents required pursuant to Section 9.3 hereof.

9.                  CLOSING.

9.1              Closing Date. Provided that all of the conditions to Buyer’s obligation to close have been satisfied or waived in writing, the sale contemplated by this Agreement shall be consummated and closed through an escrow arrangement with the Title Company (the “Closing” or “Close of Escrow”) within three (3) business days after delivery from Buyer to Seller and to Title Company of a written notice to close, but in no event shall the Closing occur later than 5:00 p.m. on the fifteenth (15th) day after the expiration of the Inspection Period other than as extended under Section 8.1 above. The day on which the Closing occurs is the “Closing Date.” The terms and conditions of such escrow arrangement shall be consistent with the terms of this Agreement and shall otherwise be reasonably acceptable to Seller, Buyer, and the Title Company.

9.2              Seller’s Deliveries to Title Company. At the Closing, Seller shall deliver the following documents to the Title Company:

9.2.1.      A special warranty deed in form of attached Exhibit B-1 (the “Deed”) executed by Seller and acknowledged by a notary public and in proper statutory form for recording conveying fee title to the Real Property to Buyer subject to the exceptions set forth therein;

9.2.2.      A counter part of the Assignment and Assumption of Lease in the form of attached Exhibit B-2 (“Lease Assignment”) executed by Seller;

9.2.3.      A notice to Tenant advising Tenant of the transfer of title to the Property in the form of attached Exhibit B-3 (the “Tenant Notice”) executed by Seller;

9.2.4.      A Bill of Sale in the form of attached Exhibit B-4 (the “Bill of Sale”) executed by Seller;

9.2.5.      A counterpart copy of the assignment of Seller’s interest in those Contracts approved by Buyer during the Inspection Period and in the Intangible Property in the form of attached Exhibit B-5 (the “General Assignment”) executed by Seller;

9.2.6.      A FIRPTA Affidavit executed by Seller stating that Seller is not a foreign person (as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Regulations promulgated thereunder);

9.2.7.      A closing statement setting forth the Purchase Price and all closing credits and adjustments expressly provided for in this Agreement (“Closing Statement”) executed by Seller;

9.2.8.      Such authorization documentation of each party comprising Seller and such other instruments and documents executed by Seller (including without limitation, an owner’s title affidavit and gap indemnity) as shall be reasonably required by the Title Company to consummate this transaction;

9.2.9.      Such other instruments and documents which shall be necessary in connection with the transaction contemplated herein and which do not impose, create, or potentially create any liability or expense upon Seller not expressly required under this Agreement;

9.2.10.  To the extent not previously delivered by Seller to Buyer and to the extent currently existing and in Seller’s possession (a) all documents necessary to conduct a current year Tenant reconciliation as described in Section 10.1.3 below, (b) the Plans, and (c) the original Lease, Lease Guaranty if any, Contracts and any documents evidencing the Intangible Property. Seller’s obligation to provide the files and materials listed herein shall survive the Closing.

9.3              Buyer’s Deliveries to Title Company. At the Closing, Buyer shall deliver the following documents to the Title Company in addition to payment of the balance of the Purchase Price:

9.3.1.      Evidence reasonably satisfactory to Seller of Buyer’s authority to execute and deliver this Agreement and the documents to be delivered by it pursuant thereto;

9.3.2.      A counterpart copy of the Lease Assignment duly executed by Buyer;

9.3.3.         A counterpart copy of the General Assignment duly executed by Buyer;

9.3.4.      The Closing Statement executed by Buyer; and

9.3.5.      Such other instruments or documents which shall be necessary in connection with the transaction herein contemplated and which do not impose, create, or potentially create any liability or expense upon Buyer not expressly required under this Agreement.

9.4              Title Company ’s Duties. On the Close of Escrow, Title Company shall:

9.4.1.      First, record the Deed in the Official Records of the County;

9.4.2        Second, cause the Title Policy to be issued to Buyer (it being understood that the actual Title Policy will not be delivered to Buyer until after the Closing);

9.4.3        Third, (i) disburse to Seller the amount due Seller as set forth in the Closing Statement approved by Seller and Buyer, (ii) disburse payment of all items chargeable to the account of Buyer, and (iii) disburse the balance of the funds deposited by Buyer, if any, to Buyer in accordance with the Closing Statement.

9.4.4        Finally,

(a)               deliver to Buyer the executed Bill of Sale, a conformed copy of the Deed, a fully executed General Assignment, a fully executed Assignment of Lease and the Tenant Notice executed by Seller, the final Closing Statement and those documents specified in Section 9.2.11 delivered to Title Company; and,

(b)               deliver to Seller a conformed copy of the recorded Deed, a fully executed General Assignment and a fully executed Assignment of Lease.

10.              PRORATIONS AND COSTS.

10.1          Prorations. Buyer and Seller shall apportion as of 11:59 p.m. of the day immediately preceding the Closing (“Proration Time”), the items hereinafter set forth (the “Prorated Items”) such that Seller will be charged and credited for the amounts of all of the Prorated Items relating to the period up to and including the Proration Time, and Buyer will be charged and credited for all of the Prorated Items relating to the period after the Proration Time. Any errors or omissions in computing apportionments at Closing shall be promptly corrected. The obligations set forth in this Section 10 shall survive the Closing. The items to be prorated and adjusted are:

10.1.1.  Property Taxes. City, state, county, school, and ad valorem taxes and assessments (collectively, “property taxes”) payable with respect to the tax year in which the Closing occurs; provided, however, to the extent such property taxes are required to be paid by Tenant directly to the applicable taxing authority or reimbursed by Tenant (and not previously paid by Tenant to Seller) pursuant to the Lease, there shall be no proration. If the current tax bill has not been received by the date of the Closing and if any proration of property taxes is inaccurate based on the actual property taxes set forth on the ad valorem tax bill when received, either party may demand after the date of Closing that such property taxes be re-prorated based on the actual bill and shall be entitled to receive upon demand, any amount owing to such party based on such re-proration;

10.1.2.  Rent. With respect to the Lease, all base rent, additional rent and Charges (as defined below) (collectively “Rent”) to the extent collected by Seller. Any Rent from Tenant collected after the Closing shall be applied in the following order of priority:

a.               First, to any Rent then owing for any calendar month or months following the calendar month in which the Closing occurred; and

b.               Second, to any Rent owing for the calendar month in which the Closing occurred; and

c.               Third, to any Rent owing for any calendar month or months preceding the calendar month in which the Closing occurred until the Tenant, under the applicable Lease, is current.

For a period of ninety (90) days after the Closing, Buyer shall bill Tenant for all amounts due under their Lease accruing prior to the Closing and shall use reasonable efforts to collect from Tenant any Rents owing with respect to the period before to the Closing.  To the extent delinquent amounts for Rents for the period before the Closing (“Delinquent Rents”) are collected by Buyer, subject to clauses a, b and c above, such amounts, net of reasonable costs of collection, including without limitation, reasonable attorney’s fees, shall be paid to Seller no later than thirty (30) days following the date on which such amounts have been received by Buyer or its agent. Buyer shall not be obligated to expend any funds or commence legal proceedings to collect any Delinquent Rents. In no event shall Seller commence any legal proceedings against Tenant after the Closing with respect to any Delinquent Rents.

No later than one hundred twenty (120) days after the last day of calendar year of the Closing (the “Final Adjustment Date”), Seller and Buyer shall make a final adjustment in accordance with the provisions of this Section 10.1 of additional rents for which final adjustments or prorations could not be determined at the Closing, if any, because of the lack of actual statements, bills or invoices for the current period, the year-end adjustment of taxes and like items, or any other reason. Except to the extent otherwise provided in Section 10.1.3, any net adjustment in favor of Buyer or Seller is to be paid in cash by the other no later than thirty (30) days after such final adjustment has been made.

10.1.3.  Charges; Reconciliation. With respect to the Lease, to the extent Tenant pays monthly estimates of operating costs, common area charges, taxes and similar expenses (collectively, “Charges”) with an adjustment at the end of each fiscal year applicable to Charges, the Charges shall be prorated in accordance with this Section. Until the adjustment described in this Section is made, all amounts received by Seller as interim payments of Charges before the Closing Date shall be retained by Seller, except that all interim payments received by either party for the month in which the Closing Date occurs shall be prorated as between Seller and Buyer based upon the number of days in that month and the party receiving the interim payment shall remit to (if received on or after the Closing Date) or credit (if received before the Closing Date) the other party its proportionate share. All amounts received by Buyer as interim payments of Charges on or after the Closing Date shall be retained by Buyer until year end adjustment and determination of Seller’s allocable share thereof except to the extent provided in Section 10.1.2 above. No later than the Final Adjustment Date, Seller’s allocable share of actual Charges for the Lease in effect as of the Closing Date shall be determined by multiplying the total Charges due from Tenant for such fiscal year (the sum of estimated payments plus or minus year-end adjustments) by a fraction, the numerator of which is Seller’s actual Charges (as the case may be) prior to the Closing Date (within that portion of the fiscal year prior to the Closing Date in which the Lease is in effect), and the denominator of which is such Charges C for the entire fiscal year (or that portion of the fiscal year in which the Lease is in effect). If, based on amounts incurred and the estimated payments received by Seller, Seller has retained amounts more than its allocable share, it shall remit, within thirty (30) days after notice from Buyer of the excess owed Buyer, such excess to Buyer. If, based on the foregoing amounts, Seller has retained less than its allocable share (the “Seller Shortfall”), Buyer shall use reasonable efforts for a period of ninety (90) days after the Final Adjustment Date to collect the Seller Shortfall from the Tenant of the Property and, to the extent collected by Buyer, Buyer shall promptly remit the Seller Shortfall, net of reasonable costs of collection, including without limitation, reasonable attorney’s fees, to Seller. Buyer shall not be obligated to expend any funds or commence legal proceedings to collect any Seller Shortfall. In no event shall Seller commence any legal proceedings against Tenant after the Closing with respect to any Seller Shortfall.

10.1.4.  All other income and all operating expenses of the Property for the assumed Contracts and public utility charges and charges and/or payments with respect to the Property shall be prorated at the Closing effective as of the Closing Date, and appropriate cash adjustments shall be made by Buyer and Seller. Seller and Buyer shall cooperate to arrange for final utility readings as close to the Closing Date as possible and the issuance of a final bill to Seller with Buyer being designated the billing party in lieu of Seller for all utilities that may be in the name of Seller from and after the Closing Date. Notwithstanding anything herein to the contrary, the management agreement and leasing agreement, if any, for the Property shall be terminated as of the Closing date and there shall be no apportionment of any fees or charges thereunder.

10.1.5.  At Closing, any prepaid rents and security deposits under the Lease (together with any interest accrued thereon) shall be transferred to Buyer directly by way of a credit on the Closing Statement approved by Buyer and Seller.

10.1.6.  All unpaid tenant improvement allowances and rent credits, if any, outstanding and due from Seller to Tenant, all unpaid brokerage commissions, if any, due from Seller and relating to the Lease, and any amounts owing by Seller pursuant to Section 7.2 hereof shall be the obligation of Seller and shall be paid at Closing with evidence of payment delivered to Buyer at Closing or Buyer shall receive a credit against the Purchase Price for any such amount(s) not paid.

10.2          Buyer’s Closing Costs. Buyer will pay:

10.2.1.  One-half (1/2) of the cost of any closing escrow fees of the Title Company;

10.2.2.  Any costs relating to any financing obtained by Buyer (including, without limitation, any mortgage taxes and any additional title premiums) resulting from obtaining a loan title policy;

10.2.3.  The cost of the any extended coverage or endorsements to the Title Policy, over and above what the Seller is obligated to pay, and the costs of obtaining the Survey in accordance with Section 4.2.1 (if Seller is already in possession of a prior survey Buyer shall be solely responsible for any and all costs related to updating the Survey);

10.2.4.  The fees and disbursements of Buyer’s counsel and consultants; and,

10.2.5.  All Buyer’s due diligence costs.

10.3          Seller’s Closing Costs. Seller will pay:

10.3.1.  Any State, county and city transfer taxes, documentary stamps and recording fees relating to the conveyance of the Property to Buyer;

10.3.2.  One-half (1/2) of the cost of any closing escrow fees of the Title Company;

10.3.3.  The base premium cost of the Title Policy;

10.3.4.  The cost of releasing or insuring over Seller’s Required Removal Items (if approved by Buyer); and,

10.3.5.  The fees and disbursements of Seller’s counsel and consultants.

11.              BROKERAGE. Seller and Buyer mutually represent and warrant to each other that there are no brokers involved in this transaction, except for Capital Pacific representing the Seller (“Seller’s Broker”). Seller shall pay any commission or fee due to Seller’s Broker by separate written agreement. Seller and Buyer shall indemnify, defend, and hold harmless the other against any costs, claims, or expenses, including reasonable attorneys’ fees, arising out of the breach of their respective representations and warranties set forth in this Section 11. The provisions of this Section 11 shall survive the Closing. BUYER ACKNOWLEDGES THAT CERTAIN PRINCIPALS OF SELLER, INCLUDING BRANDON HAVERTY, MATTHEW GIBBS, JEWETT FERGUSON AND LUKE NEVILLE, ARE LICENSED REAL ESTATE BROKERS AND/OR AGENTS.

12.              DAMAGE OR DESTRUCTION PRIOR TO CLOSING AND CONDEMNATION.

12.1          Casualty. If prior to the Closing the Property is damaged or destroyed, but not materially damaged or destroyed, by fire or other casualty, Buyer shall be required to perform this Agreement and, except to the extent such amount has been paid to Tenant under the Lease, shall be entitled to the casualty insurance proceeds payable to Seller with respect thereto (including without limitation any business income, rent loss or like insurance proceeds relating to Property income lost or abated for periods following Closing (such lost or abated income, the “Lost Income”)) under the policies of insurance maintained by Seller (collectively, the “Insurance Proceeds”) and a credit against the Purchase Price in the amount of any applicable insurance deductible. If the Property is materially damaged or destroyed by fire or other casualty, Buyer may terminate this Agreement on written notice to Seller given within ten (10) business days after receiving notice of the occurrence of such fire or casualty. If Buyer shall exercise such option to terminate, it shall be deemed that Buyer terminated this Agreement pursuant to Section 3.3 and the rights of the parties shall be as set forth therein. If Buyer does not exercise such option to terminate, this Agreement shall remain in full force and effect in accordance with its terms and, except to the extent such amount has been paid to Tenant under the Lease, Buyer shall be entitled to the Insurance Proceeds and a credit against the Purchase Price in the amount of any applicable insurance deductible. For purposes hereof, the Property shall be deemed “materially damaged or destroyed” if (i) the Estimated Repair Cost is greater than $125,000.00, (ii) if such damage or destruction will entitle any Tenant to terminate its Lease or permanently abate its rent in whole or in part, (iii) if the damage or destruction is not covered by Seller’s insurance or if such insurance is not for full replacement cost, or (iv) if Buyer’s lender shall refuse to consummate the loan to Buyer as a result of such damage or destruction.

12.2          Condemnation. In the event prior to Closing written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of the Property is conveyed in lieu of condemnation, Buyer shall have the right to terminate this Agreement in which event it shall be deemed that Buyer terminated this Agreement and Buyer shall obtain a return of the Deposit pursuant to Section 3.3 hereof and the rights of the parties shall be as set forth therein. In the event Buyer does not elect to terminate this Agreement, Seller shall assign to Buyer, at the Closing, all of Seller’s rights, title and interest in and to any condemnation proceeds payable with respect to the Property or, except to the extent Seller has paid such amount to Tenant as required by the Lease, grant Buyer a credit against the Purchase Price equal to the amount of any condemnation award paid to Seller.

13.              REMEDIES.

13.1          Buyer’s Default. IF THE SALE IS NOT CONSUMMATED DUE TO ANY DEFAULT BY BUYER HEREUNDER, THEN SELLER, AS ITS SOLE AND EXCLUSIVE LEGAL AND EQUITABLE REMEDY FOR BUYER’S DEFAULT, SHALL RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES, THE PARTIES HAVING AGREED THAT SELLER’S ACTUAL DAMAGES, IN THE EVENT OF A FAILURE TO CONSUMMATE THIS SALE DUE TO BUYER’S DEFAULT, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. AFTER NEGOTIATION, THE PARTIES HAVE AGREED THAT, CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT, THE AMOUNT OF THE DEPOSIT IS A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD INCUR IN SUCH EVENT. EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING SHALL BE DEEMED TO BE SELLER’S UNCONDITIONAL AND IRREVOCABLE ELECTION OF A REMEDY FOR A DEFAULT BY BUYER UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, SELLER’S RIGHT TO FILE AN ACTION FOR SPECIFIC PERFORMANCE, WHICH RIGHT SELLER HEREBY WAIVES.

Seller’s Initials	Buyer’s Initials

13.2          Seller’s Default. Subject to the provisions of the last sentence of this Section 13.2, if Seller shall default in its obligations under this Agreement or if there shall be a material breach discovered by Buyer before Closing of any of Seller’s material representations or warranties, which default or material breach shall not be cured by Seller to the reasonable satisfaction of Buyer within the fifteen (15) day period following Seller’s receipt of written notice from Buyer, the parties hereto agree that Buyer’s sole remedy shall be limited either (a) to the termination of this Agreement in which event Buyer shall receive a full return of the Deposit, if applicable, minus the Independent Consideration, and Seller shall reimburse Buyer for its actual and reasonable out-of-pocket costs and expenses in connection with its investigation of the Property and the transactions contemplated by this Agreement, including without limitation, Buyer’s attorney fees, up to $30,000.00 (“Pursuit Costs”), or (b) to file an action for specific performance of this Agreement. Notwithstanding anything herein to the contrary, in the event that Seller willfully and intentionally defaults in its obligations under this Agreement for the intended purpose of preventing Buyer from purchasing the Property or if specific performance is otherwise not a commercially reasonable available remedy because of Seller’s willful and intentional actions, Buyer shall have the right to pursue any remedy at law or in equity including, without limitation, a claim for money damages, subject to the limitations set forth in Section 13.4 below.

13.3          Matters that Survive Closing. The provisions of Sections 13.1 and 13.2 hereof shall not limit any rights or remedies that either party may have against the other after the Closing with respect to those provisions of this Agreement that survive Closing or the documents delivered pursuant to Sections 9.2 and 9.3 hereof.

13.4          Limitation of Damages. Notwithstanding anything to the contrary set forth herein, regardless of the default, in no event shall Seller be liable or responsible to Buyer for any damages in excess of $150,000, excluding any applicable attorneys’ fees which are in addition to any such damage cap.

14.              LIKE-KIND EXCHANGE. At no cost or liability to the non-requesting party, the non-requesting party agrees to reasonably cooperate with the requesting party by executing such documents or taking such action as the requesting party may reasonably request in connection with any tax deferred exchange pursuant to Section 1031 of the Tax Code, provided that (i) the transaction contemplated by this Agreement shall not be conditioned upon completion of such exchange; (ii) the non-requesting party shall not be required to take title to any real property in connection with any such exchange; (iii) the non-requesting party shall not incur any liability by reason of any such exchange; and (iv) the requesting party shall not be relieved of any of its obligations under this Agreement, including the extension of any dates, as a result of any such exchange. Each party hereby indemnifies the other party for all obligation, liability, damages, costs, claims, and expenses of any nature, including attorney’s fees, arising from any exchange transaction.

15.              MISCELLANEOUS.

15.1          Notices. All notices or other communications hereunder to either party shall be (i) in writing and shall be deemed to be given on the earlier to occur of (a) actual receipt; or (b) the third business day after deposit of both the original and copy as provided below in a regularly maintained receptacle for the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as provided below; (c) by a recognized overnight courier service, in which event, the notice shall be deemed delivered on the next business day hereinafter, and (d) by electronic mail, in which event, the notice shall be deemed delivered upon confirmation of delivery of said notice, provided a copy of such notice is deposited the same date with any nationally recognized airborne/overnight delivery service. Notice or other communication shall be addressed as follows:

If to Buyer:                           Brix REIT, Inc.

3090 Bristol Street, Suite 550

Costa Mesa, CA 92626

Attn: David A. Perduk

Telephone: (949) 873-6535

Fax: N/A

E-mail: david@richuncles.com

With a copy to:                    Daniel K. Winton

4685 MacArthur Court, Suite 450

Newport Beach, CA 92660

Telephone: (949) 252-0516

Fax: (949) 476-2477

E-mail: dwinton@wintonlaw.com

If to Seller:                          2700 Anderson, LLC

5925 Beverly Avenue

Mission, KS 66202

Attention: Brandon Haverty

Telephone: (913) 948-9500

Fax: N/A

E-mail: bhaverty@recorproperties.com

With a copy to:                   Duggan Shadwick Doerr & Kurlbaum LLC

9101 W. 110th Street, Suite 200

Overland Park, KS 66210

Attn: Michael J. Book

Telephone: (913) 498-3536

Fax: N/A

E-mail: mbook@dsdklaw.com

If to Title Company:           Chicago Title Insurance Company

6700 College Blvd, Suite 300

Overland Park, KS 66211

Attn: Randi Canon

Email: Randi.Canon@CTT.com

15.2          Entire Agreement. This Agreement constitutes the entire Agreement between the parties and supersedes any other previous agreement, oral or written, between the parties. This Agreement cannot be changed, modified, waived or terminated orally but only by an agreement in writing signed by the parties hereto. This Agreement shall be binding upon the parties hereto and their respective heirs, executors, personal representatives and permitted successors and assigns.

15.3          Attorneys’ Fees. In the event of a default by either party hereto which becomes the subject of litigation, the losing party agrees to pay the reasonable legal fees of the prevailing party. For purposes of this Section, a party will be considered to be the “prevailing party” if (a) such party initiated the litigation and substantially obtained the relief which it sought (whether by judgment, voluntary agreement or action of the other party, trial, or alternative dispute resolution process), (b) such party did not initiate the litigation and either (i) received a judgment in its favor, or (ii) did not receive judgment in its favor, but the party receiving the judgment did not substantially obtain the relief which it sought, or (c) the other party to the litigation withdrew its claim or action without having substantially received the relief which it was seeking. The provision of this Section shall survive the Closing or the termination of this Agreement.

15.4          Counterpart Execution; Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same original, and the execution of separate counterparts by Buyer and Seller shall bind Buyer and Seller as if they had each executed the same counterpart. The parties agree that this Agreement shall be deemed validly executed and delivered by a party if a party executes this Agreement electronically and delivers a copy of the executed Agreement to the other party by facsimile or electronic mail.

15.5          Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State.

15.6          Headings. The headings used in this Agreement are for convenience only and do not constitute substantive matters to be considered in construing same.

15.7          No Recordation of Agreement. The parties agree that neither this Agreement nor any memorandum or notice thereof shall be recorded.

15.8          Assignment. This Agreement may be assigned by Buyer in whole or in part, without the prior written consent of the Seller provided, that Seller at least three (3) business days prior to Closing shall have received written notice of such assignment(s).  This Agreement shall not be assigned by Seller without the prior written consent of Buyer. No assignment of this Agreement shall release Buyer herein; provided, however, with respect to any assignment, if Closing occurs the assigning party (but not the assignee) shall be relieved of all its obligations arising under this Agreement before, on, and after Closing.

15.9          Submission of Agreement. Submission of this form of Agreement for examination shall not bind Seller or Buyer in any manner nor be construed as an offer to sell and no contract or obligations of Seller or Buyer shall arise until this Agreement is executed by both Seller and Buyer and delivery is made to each and the Deposit has been made by Buyer.

15.10      Cooperation. Each of the parties agrees that upon request from the other party following the Closing and without further consideration, such party shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts or instruments as shall be reasonably requested by a party in order to effect or carryout the transactions contemplated herein provided same do not impose any obligations or liabilities upon the party not contemplated in this Agreement. The provisions of this Section 15.10 shall survive the Closing.

15.11      Computation of Days. If the final date of any period set forth herein (including, but not limited to, the Closing Date) falls on a Saturday, Sunday or legal holiday under the laws of the State or the United States of America, the final date of such period shall be extended to the next day that is not a Saturday, Sunday or legal holiday. The term “days” as used herein shall mean calendar days, with the exception of “business days”, which term shall mean each day except for any Saturday, Sunday or legal holiday under the laws of the State or the United States of America.

15.11      Reporting Requirements. Buyer and Seller shall each deposit such other instruments required to close the escrow and consummate the purchase and sale of the Property in accordance with the terms hereof, including, without limitation, an agreement designating the Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder, and executed by Seller, Buyer and the Title Company, but in no event shall such instruments impose, create or potentially create any liability for Seller or Buyer not expressly provided for herein. Such agreement shall comply with the requirements of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

15.12      Construction. This Agreement is the result of negotiations between the parties, neither of whom has acted under any duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions hereof shall be construed in accordance with their usual and customary meanings. Seller and Buyer hereby waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose attorney) prepared the executed Agreement or any earlier draft of the same.

15.13      Interpretation. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement, which shall be deemed to prevail and control.

[Signature Page follows on Next Page]

IN WITNESS WHEREOF, this Agreement has been entered into as of the day and year first above written.

SELLER:	2700 ANDERSON, LLC, a
Kansas limited liability company

	By:	/s/ Matthew R. Gibbs
Matthew R. Gibbs, its
Manager

BUYER:	BRIX REIT, INC., a
Maryland corporation

	By:	/s/ David A. Perduk
David A. Perduk, its
Chief Investment Officer

EXHIBIT A

LEGAL DESCRIPTION OF LAND

Lot Twelve (12), in Hylton Heights Addition, to the City of Manhattan, Riley County, Kansas.

EXHIBIT B-1

FORM OF SPECIAL WARRANTY DEED

SPECIAL WARRANTY DEED

THIS DEED, made and entered into as of the ___ day of _________, 20___, by and between _______________ (“Grantor”) and ______________, having an address of _______________________________ (“Grantee”).

WITNESSETH, that Grantor, for and in consideration of the sum of One Dollar ($1.00) and other valuable considerations paid by the said Grantee, the receipt and adequacy of which are hereby acknowledged, does by these presents, SELL AND CONVEY, unto the Grantee, that certain real estate more particularly described as:

Lot Twelve (12), in Hylton Heights Addition, to the City of Manhattan, Riley County, Kansas (the "Land");

together with all improvements lying and situated on the Land, all easements, hereditaments and appurtenances belonging to or inuring to the benefit of the Grantor and pertaining to the Land, if any, and all right, title and interest of the Grantor in and to any land lying in the bed of any street, road or access way, open or proposed, in front of, at a side of, or adjoining the Land to the centerline thereof (such Land, improvements and other interests being collectively referred to as the "Property").

SUBJECT TO (i) all liens, easements, reservations, covenants, conditions, restrictions, rights-of-way, encumbrances, exceptions, building restrictions and other matters of record, (ii) all matters which a survey of the property would disclose; (iii) all matters which could be ascertained by a physical inspection of the property; (iv) any and all liens not yet delinquent for real property taxes and for general and special assessments against the property; (v) all laws and ordinances, including zoning ordinances, (vi) the rights of parties in possession, and (vii) any liens or encumbrances created by or on behalf of Grantee.

TO HAVE AND TO HOLD the same together with all rights and appurtenances to the same belonging unto the Grantee and to its successors and assigns forever. Grantor hereby covenanting that said Grantor and the successors and assigns of said Grantor shall and will WARRANT AND DEFEND the title to the Property unto the Grantee and to the successors and assigns of the Grantee forever, against the lawful claims of all persons claiming by, through or under the Grantor, but none other.

[Signature page follows]

IN WITNESS WHEREOF, the said grantor has caused this deed to be signed effective the day and year first above written.

GRANTOR:

By:
Name:
Title:

STATE OF	)
	)	ss.
COUNTY OF	)

On this _____ day of ___________, 20__, before me appeared __________________________, to me personally known, who, being by me duly sworn, did say that he is the ________________ of ________________, and that the foregoing instrument was signed on behalf of said ___________________; and said ________________ acknowledged said instrument to be the free act and deed of said ____________________________.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

________________________________

Notary Public

My term expires: _________________

2

EXHIBIT B-2

ASSIGNMENT AND ASSUMPTION OF LEASE

ASSIGNMENT AND ASSUMPTION OF LEASE (this “Assignment”) made as of _________________, 2019 (the “Effective Date”) by and between 2700 ANDERSON, LLC, a Kansas limited liability company (“Assignor”), and RU _______, LLC, a California limited liability company (“Assignee”) and is made on the basis on the following facts, intentions and understandings:

A.                Assignor and Assignee entered into that certain Purchase and Sale Agreement, dated August ___, 2019 (the “Purchase Agreement”) covering the Premises (as hereinafter defined); and

B.                 Assignor has simultaneously herewith conveyed to the Assignee all of Assignor’s right, title and interest in and to the premises located at ___________________, ____________________, __________________ (the “Premises”), and in connection therewith, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest accruing from and after the Effective Date, in and to that certain lease described on the schedule attached as Exhibit A hereto and the guaranties and other documents related thereto, if any (the “Lease”).

NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       Assignor hereby assigns unto Assignee, all right, title and interest of Assignor in and to the Lease accruing from and after the Effective Date;

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns from and after the date hereof, subject to the terms, covenants and conditions of the Lease, all matters of record and all matters which would be shown by an accurate survey.

2.       Assignee assumes the performance of all of the obligations of Assignor arising or accruing under the Lease from and after the date hereof. Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses including, without limitation, reasonable attorneys’ fees and costs (collectively, “Claims”) arising as a result of any act, omission or obligation of Assignee arising or accruing with respect to the Lease on or after the Effective Date.

3.       Assignor hereby agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all Claims arising as a result of any act, omission or obligation of Assignor arising or accruing with respect to the Lease prior to the Effective Date.

4.       This Assignment shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns and legal representatives.

5.       This Assignment may be executed in separate counterparts, which, together, shall constitute one and the same fully executed Assignment.

IN WITNESS WHEREOF, this Assignment has been duly executed as of the date first above written.

ASSIGNOR:

2700 ANDERSON, LLC, a Kansas limited liability company

By:
Name:
Title:

ASSIGNEE:

RU __________________________, LLC, a
California limited liability company

By:	Rich Uncles NNN Operating Partnership,
LP, a Delaware limited partnership, its sole member

By:	RW Holdings NNN REIT, Inc, a Maryland corporation, its General Partner

By:
Name:
Title:

Exhibit A to Assignment and Assumption of Lease

That certain Lease by and between __________________________, a __________________________________, as Landlord, and ___________________________, a __________________________________, as Tenant, dated ____________________.

EXHIBIT B-3

TENANT NOTICE

______ ___, 2019

[Name]

[Company]

[Mailing Address]

[City, State, Zip]

Re:	Lease dated ____________________ (as amended, modified and supplemented from time to time, the “Lease”) by and between ________________________________________, __________________________________ (“Landlord”) and __________________, a ________________________ (“Tenant”) concerning the Demised Premises known as ___________ [common tenant name] located in ______, ______ [city, state].

Dear [ ]:

Please be advised that, as of the date set forth above, Landlord’s interest in the Lease was purchased by _______________________________ (“New Owner”). A W-9 Form, together with a copy of the Assignment and Assumption of Lease is attached for your reference. Landlord hereby irrevocably instructs and authorizes you to hereafter make all payments of rent and all other payments due Landlord under the Lease payable to Rich Uncles, LLC on behalf of New Owner and to deliver such payments to New Owner c/o Rich Uncles, 3090 Bristol Street, Suite 550, Costa Mesa, CA 92626.

For property management issues, please contact Asset Management at (949) 449-2895.

For billing and collection issues, please contact Accounting at (949) 835-4197.

For all other purposes under the Lease, the address for New Owner is c/o Rich Uncles, LLC is 3090 Bristol Street, Suite 550, Costa Mesa, CA 92626 with a telephone number of (949) 873-6535.

The instructions set forth herein are irrevocable and are not subject to modification in any manner except that any successor landlord or lender, so identified by New Owner, may by written notice to you rescind the instructions contained herein.

Very truly yours,

,

By:
Name:
Its:

EXHIBIT B-4

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, 2700 ANDERSON, LLC, a Kansas limited liability company (“Seller”), does hereby sell, transfer and convey to RU ____________________________, LLC, a California limited liability company (“Buyer”), all of Seller’s right, title and interest in and to the following personal property used in connection with the operation of that certain real property more particularly described in Exhibit A attached hereto (collectively, the “Personal Property”): all fixtures, equipment, machinery, furniture, artwork, systems, carpeting, draperies, appliances and other tangible items of personal property owned by Seller and presently affixed, attached to, placed or situated upon the real property and used in connection with the ownership, operation, maintenance and occupancy of the real property, including all of Seller’s right, title and interest in and to all HVAC systems, plumbing systems and electrical wiring (excluding any items of personal property leased to Seller or otherwise owned by third parties)

BUYER ACKNOWLEDGES THAT SELLER IS SELLING AND BUYER IS PURCHASING SUCH PERSONAL PROPERTY ON AN “AS IS WITH ALL FAULTS”  BASIS AND THAT BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, EXCEPT AS OTHERWISE PROVIDED FOR IN THE PURCHASE AND SALE AGREEMENT, AS AMENDED, BETWEEN SELLER AND BUYER OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING SUCH PERSONAL PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES AS TO TITLE OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

NOTWITHSTANDING THE FOREGOING, SELLER REPRESENTS AND WARRANTS THAT IT OWNS ALL PERSONAL PROPERTY FREE AND CLEAR OF ALL LIENS AND ENCUMBRANCES CREATED BY OR ON BEHALF OF SELLER.

Dated: _________, 2019

2700 ANDERSON, LLC, a
Kansas limited liability company

By:
Name:
Title:

EXHIBIT B-5

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (“Assignment”), is made as of ____________________, 2019 (“Effective Date”) by and between 2700 ANDERSON, LLC, a Kansas limited liability company (“Assignor”) and RU _____________________, LLC, a California limited liability company (“Assignee”).

A.                As provided in that certain Purchase and Sale Agreement dated as of August __, 2019 (“Purchase Agreement”), by and between Assignor and Assignee, Assignor agreed to sell to Assignee certain real property, and the improvements located thereon (“Property”) as more particularly described in the Purchase Agreement.

B.                 The Purchase Agreement provides that Assignor shall assign to Assignee rights to certain Contracts (which are only those Contract described on attached Exhibit A) and to certain Intangible Property (as those terms are defined in the Purchase Agreement) and that Assignee shall assume all the obligations of Assignor under any such Contracts from and after the date of such assignment, and that Assignor and Assignee shall enter into this Assignment.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.       Assignment of Contracts and Intangible Property. Assignor hereby assigns, sets over and transfers to Assignee all its right, title and interest accruing from and after the Effective Date in, to and under the Contracts as described on attached Exhibit A and to all Intangible Property. Assignee hereby assumes all obligations under the Contracts and Intangible Property accruing after the Effective Date.

2.       Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Kansas applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

3.       Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

[Signatures follow on next Page]

IN WITNESS WHEREOF, this Assignment and Assumption has been duly executed as of the date first above written.

ASSIGNOR:

2700 ANDERSON, LLC, a Kansas limited liability company

By
Name:
Title:

ASSIGNEE:

RU __________________________, LLC, a
California limited liability company

By:	Rich Uncles NNN Operating Partnership,
LP, a Delaware limited partnership, its
sole member

By:	RW Holdings NNN REIT, Inc, a Maryland
corporation, its General Partner

By:
Name:
Title:

EXHIBIT A TO GENERAL ASSIGNMENT

CONTRACTS TO BE ASSIGNED

[Attached description of those Contracts approved by Buyer during the Inspection Period]

EXHIBIT C

TENANT ESTOPPEL CERTIFICATE

                                                                               (“Buyer”)

                                                                               (“Lender”)

Re:	Lease dated __________________ (“Lease”) between ___________________ (“Landlord”) and ___________________________ (“Tenant”) for that certain premises located at _______________________ (the ”Premises”)

Ladies and Gentlemen:

As of the date hereof, the undersigned Tenant hereby certifies to Buyer and/or Lender(s), as follows:

1.       A true, correct and complete copy of the Lease (including all addenda, riders, amendments, modifications or supplements thereto) is attached hereto as Schedule 1. The Lease constitutes the entire agreement between Landlord and Tenant with respect to the Premises and the Lease has not been modified, changed, altered or amended in any respect except as shown on Schedule 1. The Premises consists of approximately _________________(____) rentable square feet.

2.       The Lease is in full force and effect, having been duly executed and delivered by Tenant.

3.       Tenant has accepted and is in possession of the Premises. All improvements to be constructed on the Premises by Landlord have been completed to Tenant’s satisfaction and accepted by Tenant and any tenant construction allowances payable to Tenant have been paid in full.

4.       Tenant has not entered into any sublease, assignment or other agreement transferring any of its interest in the Lease or the Premises. The term of the Lease commenced on ________________ and, including any presently exercised option or renewal term, will terminate on _______________.

5.       Except as set forth in section(s) __________, Tenant has no options to extend the term of the Lease, and no expansion option or right of first offer or right of first refusal to lease or occupy any other space within the real property of which the Premises form a part (“Property”).

6.       Current base monthly rent under the Lease is $____________, which has been paid through and including ________________, 2____. Tenant’s percentage of operating expenses, real estate taxes and other pass-through expenses is ______%. Tenant has not paid rent for more than one (1) month after the month during which this Estoppel Certificate is executed.

7.       To Tenant’s current, actual knowledge, there are no offsets, deductions or credits against the payment of rents or other charges due from Tenant under the Lease. Tenant has no claim against Landlord for any security or other refundable deposit except for a security deposit in the amount of $____________.

8.       Tenant has no option or preferential right to purchase all or any part of the Premises or the Property, nor any right or interest with respect to the Premises or the Property other than as Tenant under the Lease.

9.       To Tenant’s current, actual knowledge, there exists no uncured breach or default by Landlord under the Lease, nor any state of facts nor any condition which, with notice, the passage of time, or both, would result in a breach or default on the part of either Landlord or Tenant, except as follows:                                                                                                                            . To the best of Tenant’s current, actual knowledge, no dispute or controversy exists between Landlord and Tenant, and to Tenant’s current, actual knowledge, Tenant has no claims or cause of action against Landlord.

10.       To Tenant’s current, actual knowledge, there has not been filed by or against Tenant a petition in bankruptcy, voluntary or otherwise, any assignment for the benefit of creditors, any petition seeking reorganization of arrangement under the bankruptcy laws of the United States, or any state thereof, or any other action brought under said bankruptcy laws with respect to Tenant.

11.       Tenant acknowledges that this Estoppel Certificate is made to Buyer in connection with the prospective purchase by Buyer of the Property, and to Lender(s) in connection with the prospective financing of the Property. Landlord, Buyer and Buyer’s successors, agents and assigns, Lender(s) and Lender(s)’ affiliates, successors, agents and assigns, will be relying on this Estoppel Certificate in connection with Buyer’s purchase of the Property and Lender(s) financing of the Property and, but for the assurances and agreements contained herein, Buyer would not purchase the Property and Lender(s) would not finance the Property.

12.       Tenant acknowledges that Tenant will attorn to and recognize Buyer as the Landlord under the Lease and will pay all rents and other amounts due thereunder to Buyer upon notice to the undersigned that Buyer has become the owner of Landlord’s interest in the Premises under the Lease. In the event of foreclosure of the deed of trust, Tenant will attorn to and recognize Lender(s) as Landlord under the Lease and will pay all rents and other amounts due thereunder to Lender(s) upon notice to the undersigned that Lender(s) have become the owner of Buyer’s interest in the Premises under the Lease.

Sincerely,

(Tenant)

By:
Name:
Title:

EXHIBIT D

SELLER’S PROPERTY INFORMATION

All the following materials to the extent such materials or information currently exists and are in Seller’s possession, shall be delivered to Buyer:

Any leases or other occupancy agreements pertaining to the Property

Seller’s Tenant ledger and current operating statement for Tenant

Any service contracts pertaining to the Property

All title insurance policies and underlying documents

All plans including “as built” plans, drawings and specifications

All structural, seismic, geotechnical and soils assessments or reports

All Phase I and Phase II environmental reports

Current certificate of occupancy and all licenses, permits and approvals

All/Any insurance certificate(s) received from Tenant

All recent tax bills or estimates

All prior ALTA surveys

All inspection reports regarding the Property, including roof, HVAC, plumbing, sewer and electrical systems

All governmental and insurance notices received regarding the Property